CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 147 to Registration Statement No. 002-14213 on Form N-1A of our report dated December 16, 2015, relating to the financial statements and financial highlights of Adaptive Equity Fund (formerly, Veedot Fund), one of the series of American Century Mutual Funds, Inc., appearing in the Annual Report on Form N-CSR of American Century Mutual Funds, Inc. for the year ended October 31, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 25, 2016